Exhibit 23.3

[SQUAR MILNER LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement on Form S-8 of AudioCodes Ltd. pertaining to the AudioCodes Ltd. 2001 U.S. Employee Stock Purchase Plan, as amended, and the AudioCodes Ltd. 2001 Employee Stock Purchase Plan Global Non-U.S., as amended, of our report dated March 7, 2007, relating to the consolidated financial statements of Nuera Communications, Inc. at December 31, 2006, included in the Annual Report on Form 20-F of AudioCodes Ltd. for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

SQUAR, MILNER, PETERSON, MIRANDA AND WILLIAMSON, LLP

San Diego, California
July 19, 2007